Exhibit 8.1

MTR Corporation Limited

List of Subsidiaries

Name of Subsidiaries	Jurisdiction of Incorporation	Other Names under which such Subsidiary does business	Ownership Interest
Fasttrack Insurance Ltd.	Bermuda	None	100%
MTR Corporation (C.I.) Limited	Cayman Islands	None	100%
MTR Finance Lease (001) Limited	Cayman Islands	None	100%
MTR Engineering Services Limited	Hong Kong	None	100%
MTR Property Agency Co. Limited	Hong Kong	None	100%
MTR Travel Limited	Hong Kong	None	100%
Octopus Cards Limited	Hong Kong	None	57.4%
MTR Consulting (Shenzhen) Co. Ltd.	People’s Republic of China	None	100%
MTR Corporation (Singapore) Pte. Ltd.	Singapore	None	100%
MTR China Consultancy Company Limited	Hong Kong	None	100%
MTR (Shanghai Project Management) Limited	Hong Kong	None	100%
Shanghai Hong Kong Metro Construction Management Co. Ltd.	People’s Republic of China	None	60	%(1)
MTR China Property Limited	Hong Kong	None	100%
Shenzhen Donghai Anbo Property Management Co. Ltd.	People’s Republic of China	None	51	%(1)
Beijing Premier Property Management Co. Ltd.	People’s Republic of China	None	60	%(1)
MTR Telecommunication Company Limited	Hong Kong	None	100%
Candiman Limited	British Virgin Islands	None	100%
MTR Corporation (Shenzhen) Limited	People’s Republic of China	None	100	%(1)
TraxComm Limited	Hong Kong	None	100%
Hong Kong Cable Car Limited	Hong Kong	None	100%
Lantau Cable Car Limited	Hong Kong	None	100%
MTR (Estates Management) Limited	Hong Kong	None	100%
MTR (Shanghai Metro Management) Limited	Hong Kong	None	100%

(1)	Ownership interest held by subsidiaries.